Exhibit 5.2

[Scott Wilson RPA letterhead]

October 22, 2007

VIA EDGAR

United States Securities and Exchange Commission

Re:	North American Palladium Ltd. (the "Corporation")
Amendment No. 1 to Registration Statement on Form F-10, dated October 22, 2007

We are a firm of independent geological and mining engineering consultants and we have prepared an open pit and underground reserve and resource estimate and a resource estimate on the offset high grade zone (collectively, the "Reserve and Resource Estimates") as at December 31, 2006 and February 23, 2007, respectively for North American Palladium Ltd. (the "Corporation").

We refer to the Corporation's Amendment No. 1 to Registration Statement on Form F-10, dated October 22, 2007, and any amendments thereto and any registration statements filed pursuant to Rule 429 under the United Sates Securities Act of 1933, as amended (the "Registration Statement"). We hereby give our consent to the use of our name, references to and excerpts from the Reserve and Resource Estimates which have been incorporated by reference into the Registration Statement.

We have read the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein, or documents incorporated therein by reference, derived from the Reserve and Resource Estimates or that are within our knowledge as a result of the services performed by us in connection with the preparation of the Reserve and Resource Estimates.

Yours truly,

/s/ Graham G. Clow

Graham G. Clow

Principal

Scott Wilson Roscoe Postle Associates Inc.